EXHIBIT 10.27



                       [MAJOR LEAGUE BASEBALL PROPERTIES]
May 15, 1995


Mr. Jerry Meyer
Pinnacle Brands
924 Avenue J East
Grand Prairie, TX  75050

Dear Jerry,

To review, Major League Baseball Properties, Inc. has agreed to grant Pinnacle a non-exclusive national retail product license for Major League Baseball cards subject to approval by the 28 Clubs and execution of our standard form licensing agreement. The following terms and conditions will be contained in such a license agreement:

Term:               January 1, 1995 - December 31, 1998

Royalty Rate:       1995 -    1996 -  **
                    1997 -    ** or  prevailing rate, whichever is greater;
                              provided however, prevailing rate shall not exceed
                              **
                    1998 -    **  or prevailing rate, whichever is greater,
                              provided however, prevailing rate shall not exceed
                              **.

Prevailing Rate - Licensor agrees that during the license period the Percentage Compensation payable on the sales of the Licensed Products shall be no higher than the royalty rate payable on the sale of similar trading cards sold by Licensor's other, similarly situated, trading card licensees. For purposes of this Agreement, a similarly situated licensee is a licensee who has been granted rights similar to the rights granted to Licensee hereunder, whose license period under its agreement is identical to Licensee's license period under this Agreement, and whose commitments to the baseball trading card industry are, in Licensor's reasonable opinion, similar to Licensee's commitments hereunder.

Minimum Guarantee:       1995 -          **
                         1996 -          **
                         1997 -          **
                         1998 -          **
 ___________________
** Confidential information deleted.

Payment  Schedule:       1/1/95 -   **  1/1/96 -   **
                         3/1/95 -   **  3/1/96 -   **
                         6/1/95 -   **  6/1/96 -   **
                         9/1/95 -   **  9/1/96 -   **

                         1/1/97 -   **  1/1/98 -   **
                         3/1/97 -   **  3/1/98 -   **
                         6/1/97 -   **  6/1/98 -   **
                         9/1/97 -   **  9/1/98 -   **

Reporting Schedule:      1995 - Quarterly
                         1996 - 1998 - Monthly

                          **

Territory:               The fifty states comprising the United States of
                         America, the District of Columbia, U.S. Territories and
                         Possessions and Canada.

Insurance:               $5 million product liability insurance

FanFest Participation:   Presenting sponsor in each year of the contract

Advertising
Commitment:              1 P4C ad in each of the All-Star Game, LCS and World
                         Series Programs in each year of the agreement.

                         1 P4C ad in FanFest Program (not to exceed $15,000 in any year)

                         Three spreads or six pages in Major League Baseball for Kids Magazine in each year of the agreement.

                         If licensee uses television as part of its advertising mix, licensee will be required to purchase 2 spots on TBN or MLB Network partner in each year of the agreement.

Coop Advertising:        ** per year due on May 1st of each year in 1996, 1997
                         and 1998.

Product Credit:          U.S. - $5,000 in each year of the contract (wholesale
                         value) Canada - $500 in each year of contract
                         (wholesale value)

Other:                   1)   Licensee agrees to spend ** of total company
                              advertising and promotion budget against baseball.
________________
** Confidential information deleted.

                         2) Marketing plans for each year are due on September 30th of the prior year.

                         3) Licensee must include a positive youth message in each card set issued.

                         4) Licensee must participate in one MLB generated retail promotion in 1996-1998 (minimum cash value of **)

                         5) Royalties must be accounted for separately for the U.S. and Canada. Sales to other countries must be reported and accounted for separately. Additional guarantees may be necessary for additional countries.

                         6) Rights to player likenesses are not covered under this agreement.

                         7)   Logo usage:

                              a. The name and/or logo of the Club (for whom the player featured will be playing in the upcoming year) must be featured in a prominent manner on the front and/or the back of the card and separate from any use of the Club's name in the statistics and/or editorial copy included in that card.

                              b. The name and/or logo of the Club must be separate and distinct from the player's name and any other corporate identification (including, without limitation, the licensee's name and/or logo) featured on the card.

                              c. Each pack of trading cards must specify the number of cards contained therein, each box the number of packs, and each case the number of boxes.

                              d. Any corporate identification featured in or adjacent to the copy lines on a card or the packaging of cards may be no larger than the Major League Baseball silhouetted batter logo or Club logo featured in or adjacent to the copy lines on the card or package, as the case may be.

________________
** Confidential information deleted.

Additional specific terms and conditions will be included in the contract to follow reconfirmation of the general terms of this proposed agreement by your office. Please sign below and return to me via fax and hard copy to indicate your concurrence with the foregoing.

We look forward to hearing from you. In the interim please feel free to contact me with any questions you may have.

Sincerely,

/s/ Mary LaBanca

Mary LaBanca
Licensing Manager



Agreed and Accepted:

By:
          --------------------

Title:
          --------------------

Date:
          --------------------

MLB/mc



cc:  D. Gibson
     T. Duffy







                                        4